                                    EXHIBIT 21.01

                            SUBSIDIARIES OF THE REGISTRANT


                                     CORPORATIONS



                                      STATE OF
               NAME                INCORPORATION       PARENT COMPANY
        ------------------         -------------       --------------
                                                       c>

        MarCor Development            Nevada           Rio Hotel &
        Company, Inc.                                  Casino, Inc.


        MarCor Resort                 Nevada           Rio Hotel &
        Properties, Inc.                               Casino, Inc.


        Rio Properties, Inc.          Nevada           Rio Hotel &
                                                       Casino, Inc.


        Cinderlane, Inc.              Nevada           Rio Properties, Inc.
